FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2009 RESULTS

COLUMBUS, Ohio – November 10, 2009 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the third quarter and nine months ended September 30, 2009.

The Company recorded net income for the third quarter of 2009 of $827,000, or $.12 per basic and diluted share, compared with net income of $1,688,000, or $.25 per basic and $.24 per diluted share, in the third quarter of 2008.

Total net sales for the third quarter were $24,426,000, compared with $30,031,000 in the same quarter of 2008. Product sales for the three months ended September 30, 2009 decreased 33 percent, to $19,801,000, from $29,497,000 for the same period one year ago. The decrease in sales is primarily due to weakness in the North American medium and heavy-duty truck market caused by overall economic conditions. While industry analysts are forecasting an increase in truck orders toward the end of 2009 and throughout 2010, the Company recognizes this expectation should be considered in light of an uncertain economy.

For the nine months ended September 30, 2009, the Company incurred a net loss of $700,000, or $.10 per basic and diluted share, compared with net income of $4,268,000, or $.63 per basic and $.61 per diluted share, for nine months ended September 30, 2008. Total net sales for nine months ended September 30, 2009 were $60,110,000, compared with $89,055,000 for the nine months ended September 30, 2008. Product sales for the nine months ended September 30, 2009 decreased 36 percent, to $54,275,000 compared to $84,876,000 for the same period in 2008. Negatively impacting the first nine months results were over $2 million of transition and start-up expenses associated with the Company’s new production facility in Mexico.

“Considering the overall state of the markets we serve, we are pleased with the improvements in our results for the 3rd quarter as compared to the first half of 2009” said Kevin L. Barnett, President and Chief Executive Officer.

“Going forward, we continue to expect challenging times through the fourth quarter and into 2010 in light of this very difficult economic climate. However, we will continue to remain focused on cost reductions and improving all aspects of our business.” Barnett continued. Barnett also added that “we are very pleased with the commitment and the efforts of all of our employees who have continued to be cost conscious while focusing on improving the quality of our products and furthering our new business opportunities.”

Core Molding Technologies is a compounder of sheet molding compound (SMC) and molder of fiberglass-reinforced plastics. The Company produces high quality fiberglass-reinforced, molded products and SMC materials for varied markets, including medium and heavy-duty trucks, automobiles, personal watercraft, and other commercial products. The Company offers customers a range of manufacturing processes to fit various volume and capital requirements. These processes include compression molding, resin transfer molding (RTM), epoxy molding, spray-up and hand-lay-up. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; inefficiencies related to the transfer and start up of Core Molding Technologies new Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2008 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/09	09/30/08	09/30/09	09/30/08
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$19,801	$29,497	$54,275	$84,876
Tooling Sales	4,625	534	5,835	4,179

Net Sales	24,426	30,031	60,110	89,055
Cost of Sales	20,442	23,993	53,568	73,080

Gross Margin	3,984	6,038	6,542	15,975
Selling, General and Admin. Expense	2,131	3,186	6,887	8,994

Operating Income (Loss)	1,853	2,852	(345)	6,981
Interest Expense – Net	(517)	(179)	(657)	(541)

Income (Loss) before Taxes	1,336	2,673	(1,002)	6,440
Income Tax Expense (Benefit)	509	985	(302)	2,172

Net Income (Loss)	$827	$1,688	$(700)	$4,268

Net Income (Loss) per Common Share
Basic	$0.12	$0.25	$(0.10)	$0.63
Diluted	$0.12	$0.24	$(0.10)	$0.61
Weighted Average Shares Outstanding:
Basic	6,794	6,749	6,768	6,740

Diluted	6,839	7,049	6,812	7,054

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	9/30/09	12/31/08

	(Unaudited)
Assets

Cash	$841	$—
Accounts Receivable	14,391	15,435
Inventories	6,770	9,732
Other Current Assets	3,910	3,330
Property, Plant & Equipment – net	45,660	38,815
Deferred Tax Asset – net	5,298	5,319
Other Assets	1,144	1,200

Total Assets	$78,014	$73,831

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$—	$1,194
Current Portion of Long-term Debt	3,660	2,906
Accounts Payable	4,355	6,866
Compensation and Related Benefits	3,898	4,716
Accrued Liabilities and Other	1,930	1,665
Long-term Debt and Interest rate swaps	18,966	11,631
Post Retirement Benefits Liability	16,622	15,878
Stockholders’ Equity	28,583	28,975

Total Liabilities and Stockholders’ Equity	$78,014	$73,831